Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Rick J. Tremblay
Chief Financial Officer
Team Financial, Inc.
(913) 294-9667
rickt@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Third Quarter Results

PAOLA, Kansas, November 1, 2007 – Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income of $908,000, or $0.25 basic and diluted income per share, for the three months ended September 30, 2007, an increase of 20.3%, compared to $755,000 or $0.21 basic and $0.20 diluted income per share, for the three months ended September 30, 2006. Net income for the nine months ended September 30, 2007 was $3,487,000, or $0.97 basic and $0.95 diluted income per share, compared to $2,573,000, or $0.67 basic and $0.66 diluted income per share for the nine months ended September 30, 2006, an increase of 35.5%.

Net interest income for the three months ended September 30, 2007 increased approximately $278,000, or 4.6%, from the same period last year. The increase is primarily due to the increase in loan balances as the net interest margin decreased by eight basis points to 3.69% during the three months ended September 30, 2007 from 3.77% during the same period last year. The net interest margin decreased 12 basis points during the third quarter 2007 from 3.81 during the second quarter 2007. Non-interest income increased approximately $140,000, or 7.9%, primarily due to a $74,000 loss on sales of investment securities that was incurred during the second quarter of 2006 as a result of restructuring the investment portfolio. Also contributing to the increase in non-interest income was a $20,000, or 16.0%, increase in gain on sales of mortgage loans and a $22,000, or 10%, increase in bank owned life insurance income. Non-interest expenses increased $275,000, or 4.1%, for the three months ended September 30, 2007 compared to the same period in 2006 primarily due to increases in salaries and employee benefits expense, occupancy and equipment expenses, and professional fees. During the third quarter of 2007, the Company recorded unique expenses related to the compliance with the provisions of the Sarbanes-Oxley Act of 2002, the reassessment of the useful lives of fixed assets, and procedural losses totaling approximately $339,000, or approximately $0.06 per share. These increases were offset by a reduction in other non-interest expenses as a result of an $823,000 charge recorded during the third quarter of 2006 related to the restructuring of the trust preferred securities.

Loans receivable increased approximately $29.6 million, or 6.1%, to $516.1 million at September 30, 2007 compared to $486.5 million at December 31, 2006. This increase was primarily a result of an increase in construction and land development loans.

The provision for loan losses was $91,000 for the three months ended September 30, 2007 compared to $131,000 for the same period ended September 30, 2006. The allowance for loan losses as a percent of loans receivable was 1.13% at September 30, 2007 and 1.17% at December 31, 2006, and non-performing loans were 1.58% of loans receivable at September 30, 2007 and 1.92% of loans receivable at December 31, 2006.

“Our third quarter results reflect the challenging operating environment that faces domestic banks. We incurred additional expenses in order to comply with the provisions of the Sarbanes-Oxley Act and loan growth and margin are more of a challenge,” said Robert J. Weatherbie, Chairman and Chief Executive Officer of Team Financial, Inc. “We are continuing our growth strategies in order to position ourselves for the future. We opened a new branch in Lee’s Summit, Missouri in August, and we plan to open another branch in Olathe, Kansas in early-December. We have already seen impressive loan growth in the Lee’s Summit location, and we have the same expectations for the Olathe location as well.”

Team Financial, Inc. is a financial services company with $777 million in total assets. It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area. The Company offers a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services. For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

Note: 2006 data has been adjusted to reflect the adoption and application of Staff Accounting Bulletin No. 108 (“SAB 108”). The adoption of SAB 108 resulted in a $29,000 and $88,000 decrease to the net income for the three and nine months ending September 30, 2006, or $.01 basic and diluted income per share decrease for the three months ending September 30, 2006 and $.02 basic and diluted income per share decrease for the nine months ended September 30, 2006.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release. Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s expansion strategies, risks relating to loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(In thousands)

	September 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$14,673	$14,529
Federal funds sold and interest bearing bank deposits	6,426	22,621
Cash and cash equivalents	21,099	37,150

Investment securities:
Available for sale, at fair value (amortized cost of $173,224 and $171,301 at September 30, 2007 and December 31, 2006, respectively)	171,906	170,079
Non-marketable equity securities (amortized cost of $9,387 and $9,061 at September 30, 2007 and December 31, 2006, respectively)	9,387	9,061
Total investment securities	181,293	179,140

Loans receivable, net of unearned fees	516,101	486,497
Allowance for loan losses	(5,855)	(5,715)
Net loans receivable	510,246	480,782

Accrued interest receivable	5,965	5,558
Premises and equipment, net	21,722	17,628
Assets acquired through foreclosure	915	817
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	2,672	2,659
Bank-owned life insurance policies	20,532	19,926
Other assets	2,218	2,068

Total assets	$777,362	$756,428

Liabilities and Stockholder’s Equity
Deposits:
Checking deposits	$168,818	$194,979
Savings deposits	26,562	28,536
Money market deposits	70,835	57,123
Certificates of deposit	316,995	282,244
Total deposits	583,210	562,882
Federal funds purchased and securities sold under agreements to repurchase	3,588	6,215
Federal Home Loan Bank advances	108,026	108,069
Notes payable	200	200
Subordinated debentures	22,681	22,681
Accrued expenses and other liabilities	7,148	5,864

Total liabilities	724,853	705,911

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized; no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,502,791 and 4,501,516 shares issued; 3,600,064 and 3,594,784 shares outstanding at September 30, 2007 and December 31, 2006, respectively	27,916	27,901
Capital surplus	272	680
Retained earnings	36,785	34,449
Treasury stock, 902,727 and 906,732 shares of common stock at cost at September 30, 2007, and December 31, 2006, respectively	(11,594)	(11,707)
Accumulated other comprehensive loss	(870)	(806)

Total stockholders’ equity	52,509	50,517

Total liabilities and stockholders’ equity	$777,362	$756,428

TEAM FINANCIAL, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest Income:
Interest and fees on loans	$10,384	$9,266	$30,597	$25,878
Taxable investment securities	2,015	2,015	6,007	5,829
Nontaxable investment securities	326	256	906	796
Other	190	115	570	422

Total interest income	12,915	11,652	38,080	32,925

Interest Expense:
Deposits:
Checking deposits	435	460	1,488	1,399
Savings deposits	47	57	149	163
Money market deposits	628	417	1,662	994
Certificates of deposit	3,874	3,010	11,098	7,815
Federal funds purchased and securities sold under agreements to repurchase	39	36	128	124
FHLB advances payable	1,175	1,139	3,414	3,402
Notes payable and other borrowings	5	94	12	137
Subordinated debentures	406	411	1,210	1,188

Total interest expense	6,609	5,624	19,161	15,222

Net interest income before provision for loan losses	6,306	6,028	18,919	17,703

Provision for loan losses	91	131	398	563

Net interest income after provision for loan losses	6,215	5,897	18,521	17,140

Non-Interest Income:
Service charges	950	951	2,675	2,702
Trust fees	184	173	602	555
Gain on sales of mortgage loans	145	125	444	455
Loss on sales of investment securities	(5)	(74)	(4)	(164)
Bank-owned life insurance income	242	220	717	650
Other	391	372	1,141	1,090

Total non-interest income	1,907	1,767	5,575	5,288

Non-Interest Expenses:
Salaries and employee benefits	3,441	2,985	9,638	9,238
Occupancy and equipment	947	735	2,524	2,231
Data processing	783	749	2,305	2,170
Professional fees	435	250	1,107	1,100
Marketing	167	109	446	284
Supplies	104	63	296	249
Intangible asset amortization	156	141	422	436
Trust Preferred Securities redemption amortization	—	823	—	823
Other	955	858	2,670	2,519

Total non-interest expenses	6,988	6,713	19,408	19,050

Income before income taxes	1,134	951	4,688	3,378

Income tax expense	226	196	1,201	805

Net income	$908	$755	$3,487	$2,573

Basic income per share	$0.25	$0.21	$0.97	$0.67
Diluted income per share	$0.25	$0.20	$0.95	$0.66
Shares applicable to basic income per share	3,616,515	3,594,401	3,609,033	3,821,758
Shares applicable to diluted income per share	3,695,337	3,692,392	3,682,588	3,912,655

Team Financial, Inc. And Subsidiaries

Unaudited Selected Ratios and Other Data

	As of and For		As of and For
	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Data	2007	2006(c)	2007	2006(c)

Balance Sheet Highlights

Average Assets	$772,631	$720,275	$765,753	$712,246

Average Loans	$504,462	$460,049	$500,700	$450,516

Non Performing Loans	$8,158	$8,563	$8,158	$8,563

Performance Ratios

Return On Average Assets	0.47%	0.42%	0.61%	0.48%

Return On Average Equity	6.93%	6.32%	9.06%	6.82%

Average Equity To Average Assets	6.73%	6.58%	6.72%	7.08%

Net Interest Margin On Average Earning Assets During The Period (Tax Equivalent)	3.69%	3.77%	3.76%	3.77%

Efficiency Ratio(a)	85.08%	86.12%	79.24%	82.86%

Book Value Per Share	$14.59	$13.42

Tangible Book Value Per Share(b)	$10.95	$9.77

Asset Quality Ratios

Non Performing Loans As A Percent Of Total Loans	1.58%	1.83%

Non Performing Assets As A Percent Of Total Assets	1.17%	1.32%

Allowance For Loan Losses As A Percent Of Total Loans	1.13%	1.23%

Allowance For Loan Losses As A Percent Of Non Performing Loans	71.77%	67.37%

(a)   Calculated as non-interest expense/(net interest income plus non-interest income)

(b)   Calculated as (stockholders equity less goodwill, less intangible assets, net of accumulated amortization plus mortgage servicing rights) divided by shares outstanding.

(c)   2006 data has been adjusted to reflect the adoption and application of Staff Accounting Bulletin No. 108